SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934

February 3, 2006
Date of Report (Date of earliest event reported)

METALDYNE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-12068	38-2513957
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

47659 Halyard Drive, Plymouth, Michigan 48170
(Address of principal executive offices)

(734) 207-6200
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communication s pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On February 3, 2006, Metaldyne Corporation (the “Company”) and its wholly-owned subsidiary, Metaldyne Company LLC, entered into an Amended and Restated Credit Agreement, dated as of February 3, 2006 (the “Amended and Restated Credit Agreement”), among the Company, Metaldyne Company LLC, the foreign subsidiary borrowers party thereto, the lenders party thereto, JPMorgan Chase Bank, as Administrative Agent and Collateral Agent, Credit Suisse, as Syndication Agent, and Comerica Bank, First Union National Bank, National City Bank and Bank One, N.A. as Documentation Agents. The amendment and restatement effects the following principal changes, as well as updating and technical changes, to the existing credit agreement: (a) it permits the planned divestiture of the Company's North American Forging business, (b) it adds an additional tranche of $50.0 million of Tranche D-2 term loans, of which $25.0 million was used to prepay Tranch D-1 term loans, (c) it adjusts certain covenants to take account of the planned divestiture and to provide the Company with additional flexibility, and (d) it increases pricing on the existing revolving credit facility. The Company is required to use the proceeds from the planned divesture of Company’s North America Forgings business to prepay (a) $25.0 million of Tranche D-1 term loans and (b) at least $45.0 million of operating leases. Excess proceeds can be used to pay down additional operating leases and to increase the Company's liquidity through repayment of outstanding obligations under its revolving credit and accounts receivable securitization facilities.

On February 3, 2006, pursuant to the terms of the Amended and Restated Credit Agreement, Metaldyne Company LLC borrowed $50.0 million of Tranche D-2 term loans. All Tranche D term loans mature on December 31, 2009.

The Amended and Restated Credit Agreement contains customary representations and warranties and affirmative and negative covenants. A violation of these covenants could result in a default under the Amended and Restated Credit Agreement, which could permit the Administrative Agent or the lenders to restrict the Company's ability to borrow under the Amended and Restated Credit Agreement and require the immediate repayment of any outstanding advances under the Amended and Restated Credit Agreement. Principal and interest not paid when due shall bear interest at an increased rate.

The description set forth herein of the terms and conditions of the Amended and Restated Credit Agreement is qualified in its entirety by reference to the full text of such Amended and Restated Credit Agreement, which is attached hereto as Exhibit 10.1 and is hereby incorporated by reference into this Item 1.01.

Also, on February 9, 2006, the Company and Timothy D. Leuliette, the Company's chief executive officer, entered into a Fourth Amendment to Chief Executive Officer Employment Agreement, effective as of January 31, 2006 (the "Amendment"). The Amendment extends the term of Mr. Leuliette's employment agreement to December 31, 2008.

A copy of the Amendment is attached hereto as Exhibit 10.2 and is hereby incorporated by reference into this Item 1.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

(a) See the description of the Amended and Restated Credit Agreement contained under the heading “Entry Into a Material Definitive Agreement” in Item 1.01 above, which disclosure is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed herewith:

Exhibit 10.1

Amended and Restated Credit Agreement, dated as of February 3, 2006, among Metaldyne Corporation, Metaldyne Company LLC, the Foreign Subsidiary Borrowers Party thereto, the Lenders party thereto, JPMorgan Chase Bank, as Administrative Agent and Collateral Agent, Credit Suisse, as Syndication Agent, and Comerica Bank, First Union National Bank, National City Bank and Bank One, N.A., as Documentation Agents.

Exhibit 10.2	Fourth Amendment to Chief Executive Officer Employment Agreement, effective as of January 31, 2006, between Metaldyne Corporation and Timothy D. Leuliette.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 9, 2006

METALDYNE CORPORATION

By:   /s/ Jeffrey M. Stafeil
         Name:  Jeffrey M. Stafeil
         Title:    Executive Vice President
                      and Chief Financial Officer